SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.  20549
                                _________

                                FORM 8-K

                             CURRENT REPORT


                 Pursuant to Section 13 or 15(d) of the

                     Securities Exchange Act of 1934


                      Date of Report:  May 14, 1996
                    (Date of earliest event reported)


                      D E E R E   &   C O M P A N Y
           (Exact name of registrant as specified in charter)

                                DELAWARE
             (State or other jurisdiction of incorporation)

                                 1-4121
                        (Commission File Number)

                               36-2382580
                    (IRS Employer Identification No.)

                             John Deere Road
                         Moline, Illinois  61265
          (Address of principal executive offices and zip code)

                              (309)765-8000
          (Registrant`s telephone number, including area code)
                 _______________________________________
     (Former name or former address, if changed since last report.)

                           Page 1 of 8 pages.
                    The Exhibit Index appears at Page 3

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

 (c)  Exhibits

     (99) Press release and additional information.


 Signatures

 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant
 has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.



                                   DEERE & COMPANY



                                    By    /s/ Frank S. Cottrell
                                        Frank S. Cottrell, Secretary



 Dated:  May 14, 1996

                             EXHIBIT INDEX


                                        Sequential Page
 Number and Description of Exhibit                Number


 (99) Press release and
      additional information                        Pg. 4

                                                     EXHIBIT 99

Contact:  Robert J. Combs
Deere & Company
Moline, IL 61265
(309)765-5014

FOR IMMEDIATE RELEASE (14 MAY 1996)

     MOLINE, ILLINOIS -- Deere & Company today reported record second quarter worldwide net income of $272.7 million or $1.04 per share for the quarter ended April 30, an increase of 15 percent compared with 1995 second quarter net income of $237.0 million or $.92 per share. Year-to-date net income totaled $438.9 million or $1.67 per share compared with $375.5 million or $1.45 per share for the first six months of 1995.
     Deere & Company Chairman and Chief Executive Officer Hans W. Becherer said, "Both the quarterly and six month earnings results represent new company earnings records, which reflect the continuing strong retail demand in most of the company's major markets. Results of both the equipment and financial services operations contributed to these record earnings."
     Worldwide net sales and revenues increased 10 percent to $3.088 billion in the second quarter and 10 percent to $5.406 billion for the first six months of 1996 compared with $2.811 billion and $4.899 billion, respectively, last year. Net sales to dealers of agricultural, industrial and lawn and grounds care equipment were $2.700 billion in the second quarter and $4.636 billion year-to-date this year compared with $2.453 billion and $4.183 billion, respectively, last year. Export sales from the United States continued to strengthen and totaled $723 million for the first six months, a gain of 12 percent over last year's export sales of $645 million. Additionally, third quarter export sales will benefit from the recently announced sale of self-propelled combines to the Ukraine. The first phase of that $187 million sale will be completed during the third quarter. Overseas sales for the past six months also continued to increase, rising by 31 percent compared with a year ago. Overall, the company's worldwide physical volume of sales increased eight percent for the quarter and year-to-date compared with last year.
     The company's worldwide equipment operations, which exclude the financial services subsidiaries and unconsolidated affiliates, had net income of $217.3 million in the second quarter and $333.4 million year-to-date in 1996 compared with $191.6 million and $287.4 million, respectively, last year. Worldwide agricultural and lawn and grounds care equipment operating profits were higher compared with last year for both the quarter and year-to-date, primarily due to increased production and sales volumes. Worldwide industrial equipment operating profits were lower for the quarter and were approximately the same on a year-to-date basis compared with last year, reflecting higher engine development expenses which offset the impact of higher production and sales volumes. Overseas results continued to improve significantly, reflecting higher volumes as well as continued cost improvements and a favorable sales mix.
     Net income of the financial services subsidiaries was $52.4 million for the quarter and $101.1 million year-to-date compared with $42.4 million and $85.2 million, respectively, last year.
Net income of the insurance operations increased from $4.2 million for the quarter and $12.4 million year-to-date last year to $8.7 million and $18.2 million, respectively, this year due to improved underwriting results. Additionally, last year's results were affected by a small loss on the sale of the division's life insurance subsidiary. Net income of the health care operations for both the quarter and year-to-date were down slightly compared with last year. Second quarter and year-to-date net income of the credit operations was $40.0 million and $74.5 million, respectively, compared with $34.4 million and $64.1 million last year. This increase in income resulted primarily from a larger average portfolio financed.

Outlook
     "The improved level of both North American and overseas agricultural equipment retail sales in the first six months of 1996 continues to provide a solid base for operations during the remainder of the year," Becherer said. "Growing worldwide demand for agricultural commodities and last year's low harvest yields have resulted in strong price levels for grains. World grain stocks, relative to use, remain at very low levels. Additionally, passage of the new 'freedom to farm' bill has further improved the U.S. farm outlook by establishing substantial transition payments to participating farmers while dropping annual acreage reduction programs. These favorable factors should result in continuing high levels of confidence among farmers, despite marginal winter wheat harvest yields in several areas, and continued relatively low cattle prices. This positive environment should result in strong retail demand for new and used agricultural equipment.
     "North American demand for John Deere industrial equipment, lawn and grounds care equipment, and financial services products also remains good in 1996," Becherer said. "Although late spring weather conditions throughout the country have reduced the purchase of lawn and grounds care equipment year-to-date, overall retail demand during the remainder of the year is expected to improve, assuming continued moderate economic growth and a return to more normal weather conditions. Additionally, we expect demand for John Deere products will benefit from the introduction of our new 'Sabre by John Deere' product line. The outlook for industrial equipment also continues to be favorable, primarily due to the high level of new housing starts.
     "In response to this outlook, the company's worldwide physical volume of sales to dealers is expected to increase by approximately seven percent compared with 1995, in both the third quarter and fiscal year," Becherer said. "Overall, the current outlook for our businesses remains positive. The company's operating margins remain strong, reflecting the results of our continuous improvement, profitability and quality initiatives. We also continue to aggressively invest in new growth initiatives throughout our worldwide operations, which should promote additional profitable growth in the future. Based on this outlook, we maintain our positive expectations for growth in both revenues and earnings in 1996."

                                  # # #

John Deere Capital Corporation
     The following is disclosed on behalf of the company's United States credit subsidiary, John Deere Capital Corporation, in connection with the disclosure requirements of programs providing for the issuance of debt securities:
     John Deere Capital Corporation's net income was $37.9 million in the second quarter and $70.2 million year-to-date in 1996 compared with $33.3 million and $60.7 million, respectively, in the same periods last year. Net income for the quarter and year-to-date were favorably affected by a larger average portfolio financed. The average balance of credit receivables and leases financed was 20 percent higher in both the second quarter and the first six months of 1996 compared with the same periods last year.
     Credit receivable and lease acquisitions increased 19 percent during the second quarter and 21 percent year-to-date compared with a year ago. Acquisitions of John Deere equipment notes were 12 percent higher in the current year, primarily due to increased retail sales of John Deere equipment. Acquisitions of retail notes, revolving charge accounts, leases and wholesale receivables all increased during the first six months compared with last year. Year-to-date retail notes acquired totaled $1.586 billion, a 12 percent increase over 1995 acquisitions.
     Net receivables and leases financed by John Deere Capital Corporation were $4.806 billion at April 30, 1996 compared with $3.796 billion one year ago. The increase resulted from credit acquisitions exceeding collections during the last 12 months, partially offset by a retail note sale during the same period. Net credit receivables and leases administered, which include receivables previously securitized and sold, totaled $6.045 billion at April 30, 1996 compared with $5.294 billion at April 30, 1995.
                               # # #

Safe Harbor Statement
     Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements under the "Outlook" heading that are not statements of historical facts are forward-looking statements, which are subject to important risks and uncertainties that could cause actual results to differ materially. The company's businesses include equipment operations (agricultural, industrial and lawn and ground care) and financial services (credit, insurance and health care). Forward-looking statements relating to these businesses involve certain factors that are subject to change, including: the many interrelated factors that affect farmers' confidence, including worldwide demand for agricultural products, world grain stocks, commodities prices, weather, animal diseases, crop pests, harvest yields, real estate values and government farm programs; general economic conditions and housing starts; legislation, primarily legislation relating to agriculture, the environment, commerce and infrastructure; actions of competitors in the various industries in which the company competes; production difficulties, including capacity and supply constraints; labor relations; interest and currency exchange rates; accounting standards; and other risks and uncertainties. Further information concerning the company and its businesses, including factors that potentially could materially affect the company's financial results, is included in the company's filings with the Securities and Exchange Commission.
                                  # # #

The attached data accompany this press release.

Net sales and revenues:
(millions of dollars)
                                    Three Months Ended       Six Months Ended
                                     April 30                     April 30
                                                      %                     %
                                1996      1995  Change        1996  1995 Change
Net sales:
  Agricultural equipment       1,639      1,434    +14        2,825 2,456   +15
  Industrial equipment           515        500    + 3          958   908   + 6
  Lawn and grounds
    care equipment               546        519    + 5          853   819   + 4
      Total net sales          2,700      2,453    +10        4,636 4,183   +11
Financial Services
  revenues                       360        332    + 8          708   662   + 7
Other revenues                    28         26    + 8           62    54   +15
    Total net sales
      and revenues             3,088      2,811    +10        5,406  4,899  +10

United States and Canada:
  Equipment net sales          1,962      1,882    + 4        3,358  3,207  + 5
  Financial Services
    revenues                     360        332    + 8          708    662  + 7
      Total                    2,322      2,214    + 5        4,066  3,869  + 5
Overseas net sales               738        571    +29        1,278    976  +31
Other revenues                    28         26    + 8           62     54  +15
    Total net sales
      and revenues             3,088      2,811    +10        5,406  4,899  +10

Selected balance sheet data:
(millions of dollars)
                                      April 30       October 31     April 30
                                      1996           1995           1995
Equipment Operations:
  Dealer accounts and notes
    receivable - net                   3,831           3,260          3,589
  Inventories                          1,067             721            996

Financial Services:
  Credit receivables and leases
    financed - net                    5,410            5,366          4,307
  Credit receivables and leases
    administered - net                6,744            6,666          5,805
  Insurance companies' assets         1,065            1,127          1,512
  Health care companies' assets         223              237            215

Average shares
outstanding                     262,199,237      260,494,446    259,514,730